Exhibit 99.1

Contact: Safeco Investor Relations

Neal Fuller, 206/545-5537

Contact: Safeco Media Relations

Paul Hollie, 206/545-3048

Safeco Estimates Losses from Hurricane Katrina

SEATTLE — (Sept. 27, 2005) — Safeco (NASDAQ: SAFC) today announced estimated after-tax catastrophe losses from Hurricane Katrina of $78 million, or $0.61 per diluted share.

Safeco’s gross pretax losses before reinsurance are estimated to be $170 million. After reinsurance, net pretax catastrophe losses from Hurricane Katrina are estimated at $120 million.

These figures represent the estimated losses both from claims received through Sept. 26, 2005 and from future expected claims from policyholders with damage from the storm, as well as wind pool assessments and reinsurance reinstatement costs.

Losses from Hurricane Rita, which hit the Texas-Louisiana border late last week, currently are being evaluated. Safeco’s National Catastrophe Team remains in force along the Gulf Coast, helping customers in Mississippi, Louisiana, Texas, Alabama and Florida recover from both hurricanes.

“Hurricane Katrina dealt a devastating blow to our customers and agents on the Gulf Coast. There’s no doubt that recovery efforts will command the nation’s full attention in the months and years ahead,” said Mike McGavick, Safeco chairman and chief executive officer.

“Safeco claims professionals were among the first on the ground in the hardest-hit towns along the Mississippi and Alabama coast — operating under difficult and sometimes dangerous conditions to help customers begin the recovery process,” McGavick said.

Safeco already has made partial or full payments on the majority of Hurricane Katrina-related claims in areas accessible to insurance personnel. Claims received are being processed swiftly to allow the rebuilding process to begin. In addition, Safeco deployed customer service personnel, generators and satellite phones to help distribution partners whose business operations were disrupted, so they could serve their customers.

Safeco’s market share in areas hit by Hurricane Katrina is relatively small. In Mississippi, Safeco has a 1.3 percent share of the homeowners market and a 1.4 percent share of the commercial multi-peril market. In Louisiana, the company has a 0.6 percent share of the homeowners market and a 0.8 percent share of the commercial multi-peril market. Safeco’s loss estimate is expected to be less than proportionate to Safeco’s market share, due to strict underwriting guidelines in areas susceptible to coastal storms.

Safeco has estimated losses for this catastrophe using its knowledge of severity and reporting patterns from past storms as well as data and assumptions specific to this disaster. Due to the unprecedented nature of the event, difficulty in accessing portions of the affected areas, the complexity of losses, and legal, regulatory and other uncertainties affecting the estimation of losses, Safeco expects to refine its estimates and assumptions related to Hurricane Katrina as these uncertainties are resolved.

The company will announce its third-quarter financial results on Oct. 18, 2005.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners, and owners of small- and medium-sized businesses through a national network of independent distribution partners. More information about Safeco can be found at www.safeco.com.

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FORWARD-LOOKING INFORMATION CONTAINED IN THIS

NEWS RELEASE IS SUBJECT TO RISK AND UNCERTAINTY

Forward-looking information contained in this release is subject to risk and uncertainty. Information contained in this release that relates to anticipated losses from recent hurricane activity, financial performance, business prospects and plans, regulatory developments and similar matters are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical information are forward-looking. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this release. The risks and uncertainties include, but are not limited to:

•	Risks related to the pricing and underwriting of our products, and the subsequent establishment of reserves, such as:

•	Successful implementation of the new-business entry model for personal and commercial lines

•	Our ability to appropriately price and reserve for changes in the mix of our book of business

•	Inflationary pressures on medical care costs, auto parts and repair, construction costs and other economic factors that increase the severity of claims

•	The availability and pricing of our reinsurance, including coverage for loss from terrorism and our ability to collect from our reinsurers

•	Our ability to price for or exclude the risk of loss from terrorism on our policies

•	Risks related to our Property & Casualty insurance strategy, such as:

•	Our ability to achieve premium targets and profitability, including realization of growth and business retention estimates

•	Our ability to achieve overall expense goals

•	Our ability to run off businesses that we have exited, or intend to exit in the future, without incurring material unexpected charges

•	The competitive pricing environment, initiatives by competitors and other changes in the competition

•	Regulatory, judicial and legislative risks, such as:

•	Our ability to freely enter and exit lines of business

•	Our ability to successfully obtain regulatory approval of rates and underwriting guidelines, including price-tiered products and the use of insurance scores that include credit information as a component

•	Interpretation of insurance policy provisions by courts or tax authorities, court decisions regarding coverage and theories of liability, trends in litigation and changes in claims settlement practices

•	The outcome of any litigation against us

•	Legislative and regulatory developments affecting the actions of insurers, including requirements regarding rates, taxes, agent and broker commissions and availability of coverage

•	Unusual loss activity, such as:

•	Weather conditions, including the severity and frequency of storms, hurricanes, hail, snowfall and winter conditions

•	The occurrence of significant natural disasters, including earthquakes

•	The occurrence of significant man-made disasters, such as terrorist attacks or war

•	The occurrence of bankruptcies that result in losses on insurance products or investments

•	Financial and economic conditions, such as:

•	Performance of financial markets

•	Availability of bank credit facilities

•	Fluctuations in interest rates

•	General economic conditions

•	Operational risks, such as:

•	Damage to our infrastructure or harm to our workforce resulting in a disruption of our operations

•	Internal or external fraud perpetrated against us

We assume no obligation to update any forward-looking statements contained in this news release.